Exhibit 6.8

FIRST AMENDMENT TO SUPPORT AGREEMENT

This First Amendment to Support Agreement (the “Amendment”) is made this 1st day of June, 2024 (the “Amendment Date”), by and among SW MANAGER, LLC, a Delaware limited liability company (“Manager”) and INTERAMAR MANAGER LLC, a Delaware limited liability company (“Agent” and together with Manager, the “Parties” and, individually, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Support Agreement (as defined below).

Recitals

A.	The Operating Partnership is the sole member of various property ownership entities (each, an “Owner”) who are the owners of certain tracts of real property and the buildings situated thereon commonly known as the “Laumeier” properties, located in St. Louis, MO, and the “Midtown III” and “Allied” properties, located in Carmel, Indiana, as more particularly described in Exhibit A attached hereto. Such land and any buildings or other improvements at any time constructed or located thereon are each hereinafter referred to as a “Property.”

B.	Pursuant that certain Support Agreement, dated May 31, 2022, between Manager and Agent (the “Support Agreement”), Manager engaged Agent to perform the asset management support services set forth therein, and Manager and Agent now desire to amend the Support Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Engagement of Agent; Term. Section 1 of the Support Agreement is hereby amended such that (i) the “Initial Term” (as defined therein) shall continue in full force and effect until December 31, 2024, and (ii) the “Renewal Terms” (as defined therein) shall be for consecutive periods of one (1) month each. All other terms and conditions in Section 1 of the Support Agreement shall remain unchanged.

2.	Properties Covered by Support Agreement. The Support Agreement is hereby amended such that the definition of “Property” therein shall refer to the Property described in Recital A of this Amendment.

3.	Compensation of Agent. As of the Amendment Date, Agent has earned the original Five Hundred Thousand and No/100 Dollars ($500,000.000) minimum fee amount for its support services for the period prior to the Amendment Date. Commencing on the Amendment Date, Section 4 of the Support Agreement is hereby amended such that (i) the “Support Fee” (as defined therein) shall be equal to Eight Thousand Five Hundred Dollars ($8,500.00) per month, (ii) the “Minimum Fee Amount” (as defined therein) for the period commencing on the Amendment Date and through the expiration of the Initial Term shall be Fifty-Nine Thousand Five Hundred Dollars ($59,500.00), (iii) the “Prior Paid Fees” (as defined therein) shall be equal to the total Support Fees paid to Agent from the period commencing on the Amendment Date through the expiration or termination of this Amendment and (iv) the Support Fee shall be paid to Agent by 1st stREIT Office Inc., a Maryland corporation (the “Company”). All other terms and conditions in Section 4 of the Support Agreement shall remain unchanged.

4.	Express Changes Only. The parties intend hereby to amend the Support Agreement only as set forth herein, and the parties hereby agree that, except as expressly amended hereby, all other terms and conditions of the Support Agreement are hereby confirmed and shall remain in full force and effect.

5.	Attorneys’ Fees. If any Party to this Amendment obtains a judgment against any other Party by reason of breach hereunder or in connection with a dispute arising under or in connection with this Amendment (whether in an action or through arbitration), such Party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs, including collection costs.

6.	Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the Parties; provided, however, that Agent may not assign any of its rights or obligations under this Amendment without Manager’s prior written consent, which consent may be given or withheld in Manager’s sole and absolute discretion.

7.	Governing Law. All questions concerning the construction, interpretation and validity of this Amendment shall be governed by and construed and enforced in accordance with the laws of California, without giving effect to any choice or conflict of law provision or rule (whether in California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than California. In furtherance of the foregoing, the law of the state of California will control the interpretation and construction of this Amendment, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

8.	WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT.

9.	Entire Agreement. Except as the same may be modified or supplemented by the express written agreement of Manager and Agent, this Amendment sets forth the entire understanding of all Parties hereto hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Amendment may not be modified or amended other than by an agreement in writing.

10.	No Waiver. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Amendment shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the Party asserted to have granted such waiver.

11.	Counterparts; Facsimile and E-Mail Signatures. This Amendment may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument and electronic mail counterpart signatures to this Amendment shall be acceptable and binding.

12.	Interpretation. As used in this Amendment (including Exhibits and amendments hereto), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include each of the others whenever the context so requires.

13.	Severability. If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be held contrary to any express provision of law or contrary to the policy of express law, though not expressly prohibited, or against public policy, or shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment or the rights of the Parties hereto.

[No further text on this page. Signatures on next page.]

IN WITNESS WHEREOF, the Manager and Agent have executed this Amendment as of the day and year first above written.

MANAGER:

SW MANAGER, LLC,

a Delaware limited liability company

By:
Name:	Jeffrey Karsh
Its:	Authorized Signer

AGENT:

INTERAMAR MANAGER LLC,

a Delaware limited liability company

By:
Name:	Joseph Kessel
Its:	Member

[End of Signatures]

JOINDER

Jeffrey Karsh, an individual (“Manager Joinder Party”), hereby executes this Joinder for the purpose of binding itself with Manager with respect to (a) 1st stREIT’s obligations and liabilities set forth in Sections 3 of the foregoing agreement, and (b) Manager’s obligations and liabilities set forth in Section 5 of the foregoing amendment (collectively, the “Manager Joinder Obligations”), which obligations and liabilities survive the term of the Amendment, as more particularly provided herein. The undersigned Manager Joinder Party hereby represents and warrants that, as of the Amendment Date, it has sufficient assets to meet the Manager Joinder Obligations, and covenants that it shall continue to maintain sufficient assets to meet the Manager Joinder Obligations through the term of the Amendment.

MANAGER JOINDER PARTY:

Jeffrey Karsh, an individual

By:

1st stREIT Office Inc., a Maryland corporation (“Company Joinder Party”), hereby executes this Joinder for the purpose of binding itself with Manager with respect to Manager’s obligations and liabilities set forth in Sections 4, 9, 10, 11 and 12 of the Support Agreement, as amended by Sections 3 and 5 of the foregoing agreement (collectively, the “Company Joinder Obligations”), which obligations and liabilities survive the term of the Amendment, as more particularly provided herein. The undersigned Company Joinder Party hereby represents and warrants that, as of the Amendment Date, it has sufficient assets to meet the Company Joinder Obligations, and covenants that it shall continue to maintain sufficient assets to meet the Company Joinder Obligations through the term of the Amendment.

COMPANY JOINDER PARTY:

1st stREIT Office Inc., a Maryland corporation

By:
Name:	Jeffrey Karsh
Title:	Chief Executive Officer

Joseph Kessel, an individual (“Agent Joinder Party”), hereby executes this Joinder for the purpose of binding itself with Agent with respect to Agent’s obligations and liabilities set forth in Section 5 of the foregoing agreement, which obligations and liabilities survive the term of the Amendment, as more particularly provided herein.

AGENT JOINDER PARTY:

Joseph Kessel, an individual

By:

EXHIBIT A

LIST OF PROPERTY

Laumeier II:	3636 S. Geyer Road (St. Louis, MO)

Laumeier IV:	3668 S. Geyer Road (St. Louis, MO)

Midtown Carmel
(Allied Solutions):	350 Veterans Way South (Carmel, IN)

Midtown III:	571 Monon Boulevard (Carmel, IN)